Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
John Wiley & Sons, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-62605, 333-93691, 333-123359, and 333-167697) on Form S-8 of John Wiley & Sons, Inc. of our reports dated July 6, 2021, with respect to the consolidated statements of financial position of John Wiley & Sons, Inc. and subsidiaries (the Company) as of April 30, 2021 and 2020, the related consolidated statements of income (loss), comprehensive income (loss), cash flows, and shareholders’ equity for each of the years in the three-year period ended April 30, 2021, and the related notes and financial statement schedule in Item 15(2), and the effectiveness of internal control over financial reporting as of April 30, 2021, which reports appear in the April 30, 2021 annual report on Form 10-K of John Wiley & Sons, Inc.

Our report dated July 6, 2021, on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states the Company acquired Hindawi during the year ended April 30, 2021, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of April 30, 2021, Hindawi’s internal control over financial reporting. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Hindawi.

/s/ KPMG LLP

New York, New York
July 6, 2021